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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We hereby consent to the use in the Prospectus constituting part of this Amendment No. 2 to the Registration Statement on Form S-1 of our reports dated April 4, 1996 and May 10, 1996, relating to the combined financial statements of DuPont Photomasks Business, a division of E. I. du Pont de Nemours and Company, which appear in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Combined Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Combined Financial Data."



PRICE WATERHOUSE LLP
Philadelphia, Pennsylvania
June 10, 1996